Exhibit 99.1

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SECURITIES PURCHASED HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS PURSUANT TO REGISTRATION OR EXEMPTION FROM REGISTRATION REQUIREMENTS THEREUNDER.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of December 11, 2019, by and between HG Vora Special Opportunities Master Fund, Ltd., a Cayman Islands exempted company (the “Seller”), and PW Partners Atlas Fund II LP, a Delaware limited partnership (the “Purchaser”).

RECITALS

A. The Seller is the beneficial owner of shares of the common stock, $0.001 par value per share (the “Common Stock”), of Town Sports International Holdings, Inc., a Delaware corporation (the “Company”).

B. The Seller desires to sell 2,800,000 shares of the Common Stock to the Purchaser (the “Shares”), and the Purchaser desires to purchase such Shares for $1.50 per share (the “Per Share Purchase Price”), subject to all of the terms, conditions, promises, representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, assign, transfer, convey and deliver the Shares to the Purchaser, by instructing its broker to transfer the Shares to a broker account designated by the Purchaser, and the Purchaser shall purchase the Shares from the Seller for the Per Share Purchase Price. At the Closing, the Purchaser shall pay to the Seller cash in the total amount of the Per Share Purchase Price by wire transfer in immediately available funds to such account(s) as the Seller shall designate in writing.

2. Closings.

(a) Closing. The closing of the sale to, and purchase by, the Purchaser of the Shares (the “Closing”) shall take place electronically at 12:00 p.m. Eastern time within four (4) Business Days after satisfaction (or waiver) of the closing conditions set forth in Section 6 below (the “Closing Date”), or at such other time and place as the Seller and the Purchaser shall mutually agree. The aggregate purchase price of the Shares acquired pursuant to this Section 2(a) shall be $4,200,000 (the “Purchase Price”).

3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, that:

(a) The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority under all applicable provisions of applicable law to execute and deliver this Agreement and to carry out the provisions hereof. All action on the Seller’s part required for the lawful execution and delivery of this Agreement has been taken as of the date hereof.

(b) This Agreement has been duly and validly executed and delivered by the Seller, and constitutes the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and/or (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(c) The execution, delivery and performance of this Agreement by the Seller will not: (i) violate or breach any provision of the Seller’s organizational or governing documents; (ii) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect that affects or binds the Seller; or (iii) conflict with or result in a material breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which the Seller or its properties may be affected or bound, except, in respect of each item mentioned above, as would not have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

(d) No approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any governmental authority or any other person is required in connection with the due execution and delivery by the Seller of this Agreement and the performance by the Seller of its obligations hereunder, except for such filings with the U.S. Securities and Exchange Commission (the “SEC”) as the Seller may be required to make under Section 13 and/or Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

(e) The Shares are beneficially owned by the Seller free and clear of any and all restrictions on transfer, taxes, liens, charges, encumbrances, options, warrants, purchase rights, contracts, commitments, covenants, equities, claims, voting trust arrangements, proxies, demands and adverse claims whatsoever (“Liens”); and the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of the Shares (other than pursuant to this Agreement).

(f) The stock power or other documentation executed and delivered by the Seller to the Purchaser pursuant to Section 6.1(b) and Section 8(l) will be a valid and binding obligation of the Seller, enforceable in accordance with its terms, and will transfer to the Purchaser good, valid and marketable title to the Shares to be transferred by the Seller to the Purchaser pursuant to and contemplated by this Agreement, free and clear of all Liens, other than those that may be created by the Purchaser.

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(g) Except in the case of fraud, the Seller has not relied upon any representation or other information from the Purchaser or any of its affiliates (whether oral or written) with respect to the Company other than the representations by the Purchaser contained in this Agreement.

(h) The Seller has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has independently and without reliance upon the Purchaser or its agents made its own analysis and decision to sell the Shares.

(i) There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Seller, threatened, against the Seller that involves any of the transactions described in this Agreement or could reasonably be expected to impede the consummation of such transactions.

(j) No investment bank, financial advisor, broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby, and no investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

(k) The transactions contemplated hereunder shall not violate any insider trading policy or similar policy of the Company.

4. Representations and Warranties of Purchaser. The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date, that:

(a) The Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out the provisions hereof. All action on the Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken as of the date hereof.

(b) This Agreement has been duly and validly executed and delivered by the Purchaser, and constitutes the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, and/or (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(c) The execution, delivery and performance of this Agreement by the Purchaser will not: (i) contravene any law, rule or regulation of any state or of the United States, or any order, writ, judgment, injunction, decree, determination or award, or cause the suspension or revocation of any authorization, consent, approval or license, presently in effect that affects or binds the Purchaser; or (ii) conflict with or result in a material breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which the Purchaser is a party or by which the Purchaser or its properties may be affected or bound.

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(d) No approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any governmental authority or any other person is required in connection with the due execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder, except for such filings with the SEC as the Purchaser may be required to make under Section 13 and/or Section 16 of the Exchange Act.

(e) The Shares are being acquired by the Purchaser for investment for the Purchaser’s own account only, and not with a view to, or for resale in connection with, any “distribution” of such Shares within the meaning of the Securities Act.

(f) Except in the case of fraud, the Purchaser has not relied upon any representation or other information from the Seller or any of its affiliates (whether oral or written) with respect to the Company other than the representations by the Seller contained in this Agreement.

(g) The Purchaser has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Shares and has independently and without reliance upon the Seller or its agents made its own analysis and decision to purchase the Shares.

(h) The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Purchaser is sophisticated and experienced in evaluating the merits and risks involved in an investment in the Shares. The Purchaser has the ability to bear the economic risks of its purchase of the Shares.

(i) The Purchaser’s purchase of the Shares is not the result of any general solicitation or general advertising, within the meaning of Rule 502(c) under the Securities Act, by the Seller or any agent of the Seller.

(j) No investment bank, financial advisor, broker or finder has acted for the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Purchaser.

(k) The Purchaser has funds readily and unconditionally available sufficient to fund the Purchase Price.

(l) The Purchaser shall in good faith use commercially reasonable efforts to obtain any required authorizations or approvals from, and make any filings or disclosures required by, applicable governmental authorities or regulatory bodies.

(m) There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Purchaser, threatened, against the Purchaser that involves any of the transactions described in this Agreement or could reasonably be expected to impede the consummation of such transactions.

(n) The transactions contemplated hereunder shall not violate any insider trading policy or similar policy of the Company.

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(o) The Purchaser understands that the Shares being acquired by it hereunder have not been registered under the Securities Act or under applicable state securities laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, the Shares subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws. The Purchaser represents that it is able to bear the economic risk of investment in the Shares for an indefinite period of time. The Purchaser acknowledges that it is purchasing the Shares in good faith solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act or Blue Sky Laws, and understands that the Shares shall not be disposed of by it in contravention of the Securities Act or any applicable Blue Sky Laws. The Purchaser is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of securities purchased in a private placement.

5. Nonpublic Information. The Seller further acknowledges and agrees that the Purchaser or affiliates of the Purchaser may now possess nonpublic information concerning the Company not known to the Seller, including confidential information which the Purchaser or its affiliates may have received from the Company directly, or by means of the service of Patrick Walsh (“Mr. Walsh”) as the Chief Executive Officer, Chairman and as a director of the Company, on a confidential basis or confidential information received by the Purchaser, its affiliates or Mr. Walsh from other sources. Such confidential information may include certain forecasts and projections, business plans and strategies and information relating to potential transactions relating to the Company (“Company Information”). The Company Information may or may not be material, may or may not have been publicly disclosed by or on behalf of the Company, and may or may not be available to the Seller from sources other than the Purchaser. The Seller acknowledges that such Company Information may be material to the Seller’s decision to sell the Shares, and that if such Company Information was made known to the Seller, it could cause the Seller to not proceed with, or delay the timing of, the sale of its Shares, or could cause the Seller to change the terms and conditions, including the Per Share Purchase Price, of the sale of its Shares. The Seller acknowledges that it has adequate information concerning the Shares and the business and financial condition of the Company to make an informed decision regarding the sale of the Shares, and has independently and without reliance upon the Purchaser, and based upon such information as the Seller has deemed appropriate, made its own analysis and decision to sell the Shares to the Purchaser. The Seller acknowledges that it is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Company Information between the Seller and the Purchaser. The Seller also acknowledges that the Purchaser has no obligation to the Seller to disclose such Company Information. The Seller, on behalf of itself and its equity owners, members, managers, officers, partners, affiliates, attorneys, agents, representatives, beneficiaries, heirs, successors and assigns (collectively, the “Seller Related Parties”), to the maximum extent permitted by applicable law, hereby:

(i) agrees that neither the Purchaser nor any of its affiliates nor any of the Purchaser’s or its affiliates’ respective current or former equity owners, members, managers, officers, partners, attorneys, agents, representatives, beneficiaries, heirs, successors and assigns (collectively, the “Purchaser Released Parties”) shall have any liability to the Seller Related Parties with respect to, based upon, arising from, resulting from, or relating to directly or indirectly the existence, substance, possession, disclosure, or nondisclosure of any Company Information, whether arising directly or indirectly, primarily or secondarily, by contract or operation of law or otherwise, including, without limitation, as a matter of contribution, indemnification, set-off, rescission, or reimbursement;

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(ii) waives, to the maximum extent permitted by law, any right, claim or cause of action at law or in equity with respect to, arising from, based upon, resulting from or relating to directly or indirectly the existence, substance, possession, disclosure or nondisclosure of any Company Information, including, without limitation, pursuant to Sections 10(b) and 20A of the Exchange Act, or the rules and regulations promulgated by the SEC under the Exchange Act, or of any state statute or regulation;

(iii) forever releases and discharges the Purchaser Released Parties of and from any and all suits, demands, obligations, liabilities, claims and causes of action, contingent or otherwise, of every kind and nature, whether based on federal, state (including, without limitation, federal and state securities laws) or foreign law, at law and in equity, whether asserted, unasserted, absolute, contingent, known or unknown, which the Seller Related Parties may have against the Purchaser Released Parties, or any of them, to the extent arising from, relating to, based upon, resulting from, relating to directly or indirectly, or in connection with the existence, substance, possession, disclosure or nondisclosure of any Company Information; and

(iv) waives any and all protections afforded by any state or federal statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of the foregoing releases or other foregoing provisions of this Agreement.

6. Conditions to Purchase and Sale of the Shares.

6.1 Conditions to Obligations of Purchaser. The obligation of the Purchaser to purchase the Shares is subject to the fulfillment or waiver by the Purchaser of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Seller contained in Section 3 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

(b) Performance. The Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Seller on or before the Closing Date, including, with respect to any stock certificates representing Shares being sold hereunder, by delivering such stock certificates (if any) duly endorsed in blank or accompanied by duly executed irrevocable stock powers in the form reasonably acceptable to the Purchaser.

(c) Regulatory. The Purchaser and the Seller shall have received all required authorizations or approvals from governmental authorities or regulatory bodies, if any, related to the sale and purchase of the Shares contemplated hereby.

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6.2 Conditions to Obligations of the Seller. The obligation of the Seller to sell the Shares is subject to the fulfillment or waiver by the Seller of each of the following conditions on or before the Closing Date:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date.

(b) Performance. The Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing Date.

(c) Board Approval. On or prior to the date hereof, the board of directors of the Company shall have approved the transactions contemplated hereby.

7. Termination. If the Closing Date has not occurred by 11:59 pm E.S.T. on December 16, 2019 due to any failure by the Purchaser to pay the Purchase Price, such failure to pay shall not constitute a breach of this Agreement and this Agreement shall terminate unless both parties hereto agree in writing to extend such date and time.

8. Miscellaneous.

(a) Governing Law; Choice of Forum. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties hereto irrevocably and unconditionally submits to and accepts the exclusive jurisdiction of any United States Federal court sitting in the State of Delaware, over any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (or, solely to the extent that no such United States Federal court has jurisdiction over such proceeding, to the exclusive jurisdiction of any state court sitting in Delaware with respect thereto), for any action, suit, or proceeding arising out of or based upon this Agreement or any matter relating to this Agreement, and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over it.

(b) Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with any appendices hereto, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them related thereto. No modification of or amendment to this Agreement shall be effective unless in writing signed by the parties to this Agreement. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. The failure by a party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

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(c) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties, and no ambiguity shall be construed in favor of or against any one of the parties.

(d) Counterparts; Originals. This Agreement may be executed in one or more counterparts and by PDF or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e) Consultation with Advisors. The Seller and the Purchaser acknowledge and agree that they each had a full and complete opportunity to consult legal, tax and business advisors and have in fact consulted such advisors with respect to this Agreement and any matters hereunder to the extent it has deemed appropriate.

(f) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, nor an acquiescence therein, nor a waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permission, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(g) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and received: (i) on the date of personal service thereof; (ii) on the third business day after mailing, if the notice is mailed by registered or certified mail; (iii) one business day after being sent by professional or overnight courier or messenger service guaranteeing overnight delivery, with receipt confirmed by the courier; or (iv) on the date of transmission if sent by email, facsimile or by such other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the most recent address specified by the addressee. Failure to conform to the requirements that mailings be done by one of the above-specified methods shall not defeat the effectiveness of notice actually received by the addressee.

(h) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

(i) Successors and Assigns. The terms of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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(j) Survival. Each of the representations and warranties, covenants and agreements, set forth in this Agreement shall survive the Closing under this Agreement.

(k) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(l) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including, with respect to the Seller, execution, acknowledgement and delivery of all further assignments, transfers and any other such instruments of conveyance, upon the reasonable request of the Purchaser, to confirm the sale of the Shares hereunder.

(m) Transaction Expenses. The parties shall be responsible for their own fees and expenses related to the transactions contemplated by this Agreement.

(n) Securities Act Legends. Each certificate representing Shares will have the following legend endorsed conspicuously thereupon:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first set forth above.

THE SELLER:

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.

By:	HG Vora Capital Management, LLC, Acting in its capacity as investment adviser

By:	/s/ Gary Moross
	Name:	Gary Moross
	Title:	Partner

THE PURCHASER:

PW PARTNERS ATLAS FUND II LP

By:	HG Vora Capital Management, LLC, Acting in its capacity as investment adviser

By:	/s/ Patrick Walsh
	Name:	Patrick Walsh
	Title:	Managing Member

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